As filed with the Securities and Exchange Commission on July 30, 2019

Registration No. 333-230817

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

NESCO HOLDINGS, INC.

(Exact Name of Each Registrant as Specified in its Charter)

Delaware	6770	84-2531628
(State or other jurisdiction of Incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

1300 17th Street, Suite 820

Arlington, VA 22209
(202) 654–7060

(Address, including zip code, and telephone number, including area code, of each registrant’s principal executive offices)

Mark D. Ein
Nesco Holdings, Inc.
1300 17th Street, Suite 820

Arlington, VA 22209
(202) 654–7060

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

David Alan Miller, Esq. Jeffrey M. Gallant, Esq. Graubard Miller The Chrysler Building 405 Lexington Avenue New York, New York 10174 Telephone: (212) 818-8800 Fax: (212) 818-8881	Paul Sheridan, Esq. Latham & Watkins LLP 555 Eleventh Street, N.W. Washington, DC 20004 Telephone: (202) 637-2200 Fax: (202) 637-2201	Christian O. Nagler, Esq. Sean T. Wheeler, P.C. Brooks W. Antweil Kirkland & Ellis LLP 609 Main Street Houston, Texas 77002 Telephone: (713) 836-3600 Fax: (713) 836-3601

Approximate date of commencement of proposed sale to the public: Not applicable.

If any of the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

This Registration Statement shall hereinafter become effective in accordance with the provisions of Section 8(a) of the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to Registration Statement on Form S-4 (File No. 333-230817), declared effective on June 10, 2019 (the “Registration Statement”), is being filed pursuant to Rule 414(d) under the Securities Act of 1933 (the “Securities Act”) by Nesco Holdings, Inc., a Delaware corporation (the “Registrant”), as the successor to Capitol Investment Corp. IV, a Cayman Islands exempted company (“Capitol”). On July 30, 2019, Capitol changed its jurisdiction of incorporation from the Cayman Islands to the State of Delaware, as described further below (the “Domestication”) and changed its name to “Nesco Holdings, Inc.” The Domestication was approved by the Registrant’s shareholders on July 16, 2019. Promptly after the Domestication, the Registrant intends to consummate the Mergers, as described in the Registration Statement. The Registrant expressly adopts the Registration Statement, as modified by this Amendment, as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934 (the “Exchange Act”). For the purposes of this Amendment and the Registration Statement, references to “Capitol”, “Capitol Investment Corp. IV”, the “Registrant,” the “company”, “we,” “our,” “us” and similar terms mean, as of any time prior to the Domestication, Capitol, and, as of any time after the Domestication, the Registrant. All documents filed by Capitol under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the effective date of the Domestication will not reflect the change in our jurisdiction of incorporation or capital structure.

The Domestication was effected in the manner described in the section of the Registration Statement entitled “The Business Combination Proposals – The Domestication.” In the Domestication, Capitol effected a deregistration under Article 206 of the Cayman Islands Companies Law (2018 Revision) and, pursuant to Section 388 of the Delaware General Corporation Law (the “DGCL”), domesticated as a corporation organized in the State of Delaware. The business, assets and liabilities of the Registrant, as well as its principal place of business and fiscal year, immediately after the Domestication were the same as they were for Capitol immediately prior to the Domestication. In addition, the directors and executive officers of the Registrant immediately after the Domestication were the same individuals who were directors and executive officers, respectively, of Capitol immediately prior to the Domestication.

As a result of the Domestication, the outstanding Class A ordinary shares of Capitol automatically converted into shares of common stock of the Registrant, par value $0.0001 per share (“Common Stock”) on a one-for-one basis following the Domestication. The outstanding warrants of Capitol automatically converted into warrants (“Warrants”) to purchase a corresponding number of shares of Common Stock following the Domestication, on a one-for-one basis, beginning 30 days after the consummation of the Mergers. The Class B ordinary shares of Capitol automatically converted into shares of Common Stock on a one-for-one basis following the Domestication. The units of Capitol automatically became units of the Registrant following the Domestication, each unit containing one share of Common Stock and one Warrant, and, upon the consummation of the Mergers any remaining units will separate into their components and the separate existence of the units will end.

The rights of holders of the Registrant’s Common Stock are now governed by its Delaware certificate of incorporation, its Delaware by-laws and the DGCL, each of which is described in Capitol’s final prospectus dated June 24, 2019 relating to the Domestication and Mergers, which was filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b)(3) on June 24, 2019 (the “Final Prospectus”). The Final Prospectus formed part of the Registration Statement.

Additionally, as a result of the Domestication, the CUSIP numbers relating to the Registrant’s Common Stock and Warrants were changed to 64083J 104 and 64083J 112, respectively. The Registrant’s Common Stock and Warrants continue to trade on the New York Stock Exchange under the symbols “CIC” and “CIC WS,” respectively. The Registrant has applied for listing of the Common Stock and Warrants under the symbols “NSCO” and “NSCO WS”, respectively, upon the consummation of the Mergers.

The registration fees were paid at the time of filing of the Registration Statement. Because no additional securities are being registered, no further registration fee is required.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

The Registrant’s certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the DGCL concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)	A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)	A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)	To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)	Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)	Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)	The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g)	A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)	For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)	For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)	The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)	The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Article Eighth of the Registrant’s certificate of incorporation provides:

“To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article EIGHTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 21.     Exhibits and Financial Statement Schedules

Exhibit No.	Description	Included	Form	Filing Date
3.1	Certificate of Incorporation of Nesco Holdings, Inc.	Herewith	—	—
3.2	Bylaws of Nesco Holdings, Inc.	Herewith	—	—
4.1	Specimen Common Stock Certificate.	By Reference	S-4/A	June 4, 2019
4.2	Specimen Warrant Certificate.	By Reference	S-4/A	June 4, 2019
5.1	Opinion of Graubard Miller.	Herewith	—	—
23.1	Consent of Graubard Miller	Included within exhibit 5.1	—	—

Item 22.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser:

(ii)	If the registrant is subject to Rule 430C (§ 230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(g) (1)	The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)	The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Arlington, VA, on the 30th day of July, 2019.

By:	/s/ Mark D. Ein
Mark D. Ein
President (Principal Executive Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Mark D. Ein and L. Dyson Dryden acting singly, his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this proxy statement/prospectus and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Mark D. Ein	Chairman of the Board and Chief Executive Officer	July 30, 2019
Mark D. Ein	(Principal Executive Officer)
/s/ L. Dyson Dryden	President, Chief Financial Officer and Director	July 30, 2019
L. Dyson Dryden	(Principal Financial and Accounting Officer)
*	Director	July 30, 2019
Lawrence Calcano
*	Director	July 30, 2019
Brooke B. Coburn
*	Director	July 30, 2019
Richard C. Donaldson

____________

*        By L. Dyson Dryden, power of attorney